EXHIBIT 99.1

Old Line Bancshares, Inc. Reports a 41.50 Percent Increase in Fourth Quarter Net Income

BOWIE, Md., Feb. 8, 2008 (PRIME NEWSWIRE) -- James W. Cornelsen, President and Chief Executive Officer of Old Line Bancshares, Inc. (Nasdaq:OLBK), the parent company of Old Line Bank, reported that net income increased $152,336 or 41.50% to $519,368 or $0.13 per basic and diluted common share for the three month period ending December 31, 2007 compared to $367,032 or $0.09 per basic and diluted common share for the same period in 2006. Net income for the twelve month period ended December 31, 2007 was $1,583,109 or $0.38 per basic and diluted common share. This was comparable to net income for the twelve month period ended December 31, 2006 of $1,573,851 or $0.37 per basic and diluted common share.

Total assets increased $27.1 million or 12.43% to $245.2 million on December 31, 2007 compared to the December 31, 2006 level of $218.1 million. Additionally, for the twelve month period ended December 31, 2007, total loans grew 34.24% or $51.5 million to $201.9 million and total deposits at year end were $177.8 million which represented an $8.1 million or 4.77% increase. Customer deposits in overnight Master Notes which are included in short term borrowings also increased 126.39% or $9.1 million to $16.3 million at December 31, 2007 from $7.2 million at December 31, 2006.

Mr. Cornelsen stated: "Despite the challenging interest rate, credit and economic environment, I am pleased to report sound financial performance for the fourth quarter and full year ended 2007. I am particularly pleased that even with the considerable loan growth we have experienced over the prior three years we have continued to maintain the quality in our loan portfolio. We ended the quarter with two non-performing loans totaling $1.1 million and one loan in the amount of approximately $6,000 past due 30 days at year end. We have no other loans past due more than 60 or 90 days. We also do not have any substantive investments or loans comprised of sub-prime mortgages.

"In the third quarter, we reported that we had one non-performing loan in the amount of $127,000. The foreclosure process on the property that secured this loan was completed in January and we anticipate we will receive payment in full (including costs) in February. The borrower on the second non-performing loan filed for bankruptcy protection in November 2007. During the bankruptcy proceedings, we discovered that the borrower provided the bank with fraudulent financial statements. A commercial real estate property secures this loan. The loan to value at inception of this loan was 80%. We anticipate that we will receive repayment for the balance due on this loan.

"As a result of the growth in the loan portfolio and the reserves required for the non-performing loan mentioned above, we increased the loan loss provision $69,000 during the three month period to $112,000 compared to $43,000 for the three month period ended December 31, 2006. Non-interest expense for the fourth quarter of 2007 was comparable to the fourth quarter of 2006. Although occupancy expense increased $49,796 because of the expenses associated with the operations of our new Greenbelt branch that we opened in June 2007 and other operating expenses increased because of increased FDIC insurance costs, we offset these increases with the decline in salary expenses that occurred with the closing of the marine division at the end of the third quarter and lower bonus payments.

"As previously reported, high gasoline prices and an anemic economy negatively impacted the performance of the marine division and this division posted a $122,000 pre-tax loss during the year as compared to a $6,000 pre-tax profit during the same period in 2006. Because of the losses in this division and because we did not foresee an imminent improvement in the marine industry, in September 2007, we closed this division and released the employees associated with it.

"As expected, the opening of the Greenbelt and Bowie branches in June 2007 and July 2006, respectively and the establishment of our new headquarters in July 2006 caused a $451,795 or 61.83% increase in occupancy and equipment costs during the year. At year end, the Bowie branch had approximately $40 million in deposits and the Greenbelt branch had approximately $12 million in deposits. As a result of the staffing requirements for the new Greenbelt and Bowie branches, the new loan officers we have hired, and additions to corporate staff in 2007, salaries and benefit expenses increased $547,017 or 15.84% during the year. We began to realize the benefits from these investments in infrastructure during the fourth quarter of 2007. We plan to continue to identify and establish new branch locations that will support our long term growth plans. As we previously announced, in 2008, we plan to open our 7th and 8th branches in College Park, Maryland and in Fairwood Office Park in Bowie, Maryland. We have recently identified a location in Annapolis, Maryland for our 9th branch location and expect that we will also open this branch in 2008. These branches provide the foundation on which we expect to achieve our strategic objective of becoming the premiere community bank on the eastern side of Washington, D.C."

At December 31, 2007, the allowance for loan losses was $1.6 million or 0.78% of gross loans compared to $1.3 million or 0.85% of gross loans at December 31, 2006. Historically, we have had minimal past dues and charge-offs. Based on our history, internal analysis and the satisfactory historical performance of the loan portfolio, we believe this allowance appropriately reflects the inherent risk of loss in our portfolio.

As we have previously discussed, rising interest rates, competitive pressures and the decline in the real estate market, have made it a challenge for our industry to attract and retain deposits and maintain historical net interest margins. Although the net interest margin improved from the 3.95% reported for the nine months ended September 30, 2007 to 3.98% for the year ended December 31, 2007, we experienced compression in the net interest margin from the 4.37% reported for the year ended December 31, 2006. This was primarily a result of the change in the mix of deposits as average interest earning deposits represented a higher percentage of total deposits than they had in prior periods. In spite of this compression in the margin, primarily because of a $47.1 million or 37.41% growth in average gross loans outstanding to $173.0 million for the year ended December 31, 2007 from $125.9 million for the year ended December 31, 2006, we were able to increase net interest income $1.0 million or 13.70% during the year and $261,330 or 13.32% for the fourth quarter.

Old Line Bancshares, Inc. is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C. Old Line Bank also operates from a branch in Bowie, Maryland, two branches in Waldorf, Maryland and three additional branches in Prince George's County, Maryland. Its primary market area is the suburban Maryland (Washington, D.C. suburbs) counties of Prince George's, Charles and northern St. Mary's. It also targets customers throughout the greater Washington, D.C. metropolitan area.

The statements in this press release that are not historical facts, in particular with respect to payment of non-performing loans, our long term goals and plans and the opening of future branches, constitute "forward-looking statements" as defined by Federal Securities laws. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These statements can generally be identified by the use of forward-looking terminology such as "believes," "expects," "intends," "may," "will," "should," "anticipates", "plans" or similar terminology. Actual results could differ materially from those currently anticipated due to a number of factors, including, but not limited to: receipt of required regulatory approvals and changes in interest rates and changes in economic, competitive, governmental, regulatory, technological or other factors that could affect Old Line Bancshares, Inc.'s business plans or competitive position or that otherwise require us to re-direct our focus and resources to other areas of our business than currently planned, whether they affect Old Line Bancshares, Inc. specifically or the banking industry generally. Forward-looking statements speak only as of the date they are made. Old Line Bancshares, Inc. will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information regarding risks and uncertainties that could affect forward-looking statements Old Line Bancshares, Inc. may make, please refer to the filings made by Old Line Bancshares, Inc. with the U.S. Securities and Exchange Commission available at www.sec.gov.

                 Old Line Bancshares, Inc. & Subsidiary
                       Consolidated Balance Sheets

                                            December 31,  December 31,
                                               2007           2006
 ---------------------------------------------------------------------
                                             (Unaudited)

                                Assets

 Cash and due from banks                   $   3,172,089 $   5,120,068
 Federal funds sold                            9,822,079    34,508,127
                                           ------------- -------------
     Total cash and cash equivalents          12,994,168    39,628,195
 Time deposits in other banks                  2,000,000            --
 Investment securities
  available for sale                           9,393,356    14,118,649
 Investment securities held to maturity        2,301,591     2,802,389
 Loans, less allowance for loan losses       201,941,667   150,417,217
 Restricted equity securities at cost          2,080,250     1,575,550
 Investment in real estate LLC                   805,971       793,714
 Bank premises and equipment                   4,207,395     4,049,393
 Accrued interest receivable                     918,078       820,628
 Deferred income taxes                           161,940       226,873
 Bank owned life insurance                     7,769,290     3,458,065
 Other assets                                    637,570       239,989
                                           ------------- -------------
                                           $ 245,211,276 $ 218,130,662
                                           ============= =============

                   Liabilities and Stockholders' Equity

 Deposits
  Noninterest-bearing                      $  35,141,289 $  37,963,066
  Interest-bearing                           142,670,944   131,708,780
                                           ------------- -------------
     Total deposits                          177,812,233   169,671,846
 Short-term borrowings                        16,347,096     9,193,391
 Long-term borrowings                         15,000,000     3,000,000
 Accrued interest payable                        693,868       629,557
 Income tax payable                              238,226       334,496
 Other liabilities                               488,599       485,418
                                           ------------- -------------
                                             210,580,022   183,314,708
                                           ------------- -------------
 Stockholders' equity
  Common stock,
   par value $.01 per share;
   authorized 15,000,000 shares;
   issued and outstanding
   4,075,848.5 in 2007,
   and 4,253,698.5 in 2006                        40,758        42,537
  Additional paid-in capital                  30,465,013    31,868,025
  Retained earnings                            4,155,232     3,077,313
                                           ------------- -------------
                                              34,661,003    34,987,875
  Accumulated other
   comprehensive income                          (29,749)     (171,921)
                                           ------------- -------------
                                              34,631,254    34,815,954
                                           ------------- -------------
                                           $ 245,211,276 $ 218,130,662
                                           ============= =============

                 Old Line Bancshares, Inc. & Subsidiary
                    Consolidated Statements of Income

                            Three Months Ended     Twelve Months Ended
                               December 31,            December 31,
                             2007        2006       2007        2006
 ---------------------------------------------------------------------
                         (Unaudited) (Unaudited) (Unaudited)
 Interest revenue
  Loans,
   including fees     $ 3,557,578 $ 2,661,541 $ 12,768,154 $ 9,080,202
  U.S. Treasury
   securities              26,260      32,060      115,597     127,299
  U.S. government
   agency securities       57,331      88,586      288,161     271,621
  Mortgage backed
   securities              10,499      15,181       48,946      65,186
  Municipal securities     26,954      26,954      107,852     110,555
  Federal funds sold       91,693     335,648    1,116,822   1,288,536
  Other                    46,630      20,342      108,826      79,645
                      ----------- ----------- ------------ -----------
   Total interest
    revenue             3,816,945   3,180,312   14,554,358  11,023,044
                      ----------- ----------- ------------ -----------

 Interest expense
  Deposits              1,440,515   1,083,407    5,689,554   3,219,826
  Borrowed funds          153,283     135,088      573,405     509,851
                      ----------- ----------- ------------ -----------
   Total interest
    expense             1,593,798   1,218,495    6,262,959   3,729,677
                      ----------- ----------- ------------ -----------

   Net interest
    income              2,223,147   1,961,817    8,291,399   7,293,367

 Provision for
  loan losses             112,000      43,000      318,000     339,000
                      ----------- ----------- ------------ -----------
  Net interest income
   after provision
   for loan losses      2,111,147   1,918,817    7,973,399   6,954,367
                      ----------- ----------- ------------ -----------

 Non-interest revenue
  Service charges
   on deposit
   accounts                72,113      70,542      292,610     266,235
  Marine division
   broker
   origination fees        10,131     128,127      272,349     391,738
  Earnings on
   bank owned
   life insurance          92,723      37,788      340,853     145,880
  Income (loss) on
   investment in
   real estate LLC        23,844      (21,497)      24,100      56,278
  Gain (loss) on
   disposal
   of assets                  --          --        (7,372)        --
  Other fees
   and commissions         59,669      28,076      250,774     168,913
                      ----------- ----------- ------------ -----------
   Total
    non-interest
    revenue               258,480     243,036    1,173,314   1,029,044
                      ----------- ----------- ------------ -----------

 Non-interest expense
  Salaries                639,839     731,854    3,045,932   2,720,022
  Employee benefits       204,036     183,786      953,554     732,447
  Occupancy               258,008     208,212      934,277     533,020
  Equipment                63,583      71,802      248,182     197,644
  Data processing          55,722      54,396      221,107     176,928
  Other operating         343,621     314,818    1,371,499   1,201,303
                      ----------- ----------- ------------ -----------
   Total
    non-interest
    expense             1,564,809   1,564,868    6,774,551   5,561,364
                      ----------- ----------- ------------ -----------

 Income before
  income taxes            804,818     596,985    2,372,162   2,422,047

 Income taxes             285,450     229,953      789,053     848,196
                      ----------- ----------- ------------ -----------
 Net income           $   519,368 $   367,032 $  1,583,109 $ 1,573,851
                      =========== =========== ============ ===========

 Basic earnings
  per common share    $      0.13 $      0.09 $       0.38 $      0.37

 Diluted earnings
  per common share    $      0.13 $      0.09 $       0.38 $      0.37

CONTACT:  Old Line Bancshares, Inc.
          Christine M. Rush, Chief Financial Officer
          (301) 430-2544